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                                                                   EXHIBIT 23(b)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-60975) and Form S-8 (File Nos. 2-91950, 2-93578, 33-18278, 33-29014, 33-39215, 33-56420, 33-53303, 333-51073, 333-93803
and 333-93805) of our report dated January 12, 2001 relating to the financial statements of the Elgin Riverboat Resort-Riverboat Casino as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, which appears in the filing on Form 10-K/A on or about March 7, 2001, of Mandalay Resort Group for the year ended January 31, 2000.






PricewaterhouseCoopers LLP


March 7, 2001
Chicago, Illinois